Exhibit 99.1

Howard Bancorp, Inc. Announces Third Quarter 2014 Results

ELLICOTT CITY, Md.--(BUSINESS WIRE)--November 4, 2014--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today announced its operating results through September 30, 2014 with the following highlights:

  Total assets grew to $574 million at September 30, 2014, representing growth of $107 million or 23% compared to total assets of $467 million at September 30, 2013.
  Total loans increased by nearly $60 million or 15%, to $461 million, when comparing September 30, 2014 to September 30, 2013.
  September 30, 2014 deposits increased to $452 million from $360 million at September 30, 2013, representing growth of over $92 million or 26%, of which noninterest bearing deposits grew by over $15 million or 16% during the twelve months ending September 30, 2014.
  The above increases in loans, deposits and assets were achieved via continued organic growth along with the purchase from NBRS Financial Bank of its branch located at 800 Revolution Street, Havre de Grace, Maryland. Pursuant to the branch purchase, Howard Bank acquired $16.1 million in loans and $18.7 million in deposits during the third quarter of 2014.
  In addition, subsequent to the end of the third quarter of 2014, Howard Bank submitted a bid to the FDIC, and was selected as the institution to assume all of the deposits and to purchase certain assets of NBRS Financial Bank (NBRS) upon the FDIC’s agreement to place NBRS into receivership after the Maryland Commissioner of Financial Regulation’s decision to close NBRS. As of the close of business on October 17, 2014, Howard Bank acquired approximately $143.4 million in book value of deposits as well as approximately $145.9 million in book value of assets, consisting primarily of $100.5 million in book value of loans and $34.6 million in book value of marketable securities. The Bank paid a premium of 1.19% to assume all of the deposits of NBRS. The Bank also acquired two bank premises, including one branch and one former (now vacant) branch, and is operating an additional four former NBRS branches; while the Bank did not commit to assume the leases on these branches it has the option to do so under the Agreement. The Bank did not acquire any of NBRS’ other real estate owned. In addition, no assets were acquired or liabilities assumed from NBRS’ parent entity. The initial cost to the FDIC in this transaction which was paid to Howard Bank was $24.5 million.
  For the nine months ended September 30, 2014, net income available to common shareholders was $1.1 million, which compared to $1.3 million for the same nine month period in 2013, reflecting a decrease of nearly $125 thousand or 10%. For the three months ended September 30, 2014, net income available to common shareholders was $205 thousand which was a decrease of $171 thousand or 45% from the $376 thousand earned in the third quarter of 2013.
  The decline in earnings for the third quarter of 2014 was primarily due to an increase in our provision for credit losses. Our provision was $2.1 million in the third quarter of 2014, compared to only $140 thousand during the same three month period in 2013. Similarly, for the nine months ended September 30, 2014, our provision expense was $2.6 million compared to $666 thousand for the same period in 2013. This nearly $2.0 million increase resulted from one large commercial customer that without warning closed its business during the third quarter of 2014 and did not fulfill its commitments under existing contracts. While the Bank is pursuing multiple remedies, we deemed it prudent to absorb the full loss within the third quarter.
  Because the full loss was charged off, our overall asset quality measures continued to improve. As of September 30, 2014 Howard Bank had non-accrual loans totaling $2.2 million, representing less than one-half of 1% of total loans. The total of nonaccrual loans and OREO totaled $4.7 million at September 30, 2014, which represented 0.81% of total assets, while this same measure at the end of the third quarter of 2013 was 1.23%.
  Even with the additional $2.0 million in the provision for credit losses, the Company reported a modest profit for the third quarter which resulted in earnings per share (EPS) of $0.05 for the third quarter of 2014, and an EPS of $0.28 for the first nine months of 2014. This compares with EPS of $0.09 for the third quarter of 2013 and $0.31 for the first nine months of 2013.

Through the first nine months of 2014, net income was $1.24 million, versus net income of $1.40 million for the same nine month period in 2013 representing a 12% decrease in net income. The dividends paid on our preferred stock fell from $134 thousand for the first nine months of 2013 to $94 thousand for the nine months ended September 30, 2014, due to a reduction in the dividend rate that was achieved given our growth in qualifying small business loans.

Through the first nine months of 2014, net interest income was $14.4 million compared to $11.4 million for the same period of 2013, an increase of nearly $3.0 million or 26%. Because of the large provision for credit losses incurred in the third quarter, the total provision for the nine month period of 2014 was $2.6 million compared to $666 thousand for the same period of 2013. Noninterest income also increased, to $4.9 million during the first nine months of 2014 compared to $962 thousand for the same period of 2013, representing an increase of $3.9 million or over 400%. The largest contributor to the increase was revenues from our mortgage banking activities, which generated $2.9 million in revenue for the first nine months of 2014, compared to only $195 thousand for the same period in 2013. Year to date total noninterest expenses of $14.8 million represented an increase of $5.3 million or 56% compared to total noninterest expenses for the first three quarters of 2013. Included in the $5.3 million increase in expenses during 2014 were increased compensation costs of nearly $3.2 million due to the large growth in the number of our associates resulting from the building our mortgage banking business, increasing the number of business development staff in Greater Baltimore and Harford Counties, as well as adding to our operating infrastructure with additional people in our compliance, finance and human resources areas. Other than the increase in compensation expenses, the remainder of the increase for 2014 was largely due to higher occupancy costs for our expanded number of locations, more business development initiatives to support the continued growth, and also higher levels of operating expenses such as professional fees, telephones, postage, and other general operational items.

When comparing the results for the third quarter of 2014 to the same period in 2013, net interest income of $5.2 million for 2014 also showed positive momentum, increasing by nearly $1 million or 24% compared to net interest income of $4.2 million in the third quarter of 2013. For the three months ended in September, noninterest income was $2.2 million versus $319 thousand for the same period of 2013. The provision for credit losses for the third quarter of 2014 was $2.1 million compared to $140 thousand for the third quarter of 2013, an increase of nearly $1.9 million. Noninterest expenses for the third quarter of 2014 were $5.0 million, which reflected an increase of $1.3 million over the $3.7 million in expenses for the third quarter of 2013. The $1.3 million increase for the third quarter of 2014 versus the third quarter of 2013 was primarily due to an increase of approximately $900 thousand in compensation costs associated with our expansion noted above. Increases in other categories of expenses for the three month period were also driven primarily by the expense categories previously noted.

As referenced above, Howard Bancorp, Inc. reported net income available to common shareholders of $204 thousand, or $0.05 per share, for the quarter ended September 30, 2014, and net income available to common shareholders in excess of $1.1 million or $0.28 per share for the nine months ending September 30, 2014. As noted, both of these results were dramatically impacted by the charging off of approximately $2 million of loans to one customer. The large provision required offset the substantial increases that we experienced in net interest income, noninterest income, and what we expected to report in overall net income. If not for this nearly $2 million unanticipated loss (assuming incremental tax rate of 38%), the EPS of $.05 for the third quarter, and $0.28 for the nine months, would have been approximately $0.29 higher or approximately $0.34 for the third quarter, and $0.29 higher or nearly $0.57 for the nine months ended September 30, 2014.

At September 30, 2014, Howard Bancorp, Inc. had total capital of $50.4 million, and common equity of $37.8 million, representing a book value per share of $9.13 compared to $8.78 at September 30, 2013. While the Company has grown assets by $107 million or 23% from September 30, 2013 to September 30, 2014, the Bank continues to be well capitalized under all regulatory capital measures.

Chairman and CEO Mary Ann Scully stated, “The third quarter of 2014 has represented a watershed period for our company. Revenue continues to grow at a double digit pace based not only on asset growth – especially loan growth - funded by core deposits but also due to the dramatic increase in noninterest income associated with the significant investment in our residential mortgage banking platform. All of these movements represent the fulfillment of the Bank’s strategy to grow earnings streams in a more diversified manner – more geographically dispersed and more product diverse - and thus create a very sustainable platform for future shareholder value. We are excited by the successful moves north to supplement our core activities in Howard and Anne Arundel Counties. We are most optimistic about the impact on tangible book value and earnings per share that will be associated with our first FDIC resolution transaction and, while specific values await the completion of our fair market value analyses, we believe this to be a significantly accretive transaction in every financial and market sense.

We were disappointed by the decision of a long- time customer to suddenly cease operations late in the third quarter but our strong pre-provision earnings allowed us to conservatively remove the loan from our balance sheet while we pursue all available remedies. If not for the actions of this one customer, we would have been able to report the highest level or earnings in our history, which is indicative of the increased returns on our continued investments in asset growth, our mortgage banking platform, and our overall expansion efforts. Given the quality of the portfolio, we are confident that this one-time aberration is behind us. While we expand, we also continue to invest in our core markets and anticipate the signing of a lease for a new branch in our home market, and have welcomed a very significant addition to our Board via the election of Rick Morgan, formerly CEO of Commerce First and former head of Economic Development in Anne Arundel County, Maryland. We believe these developments will allow us to deepen our bench both in banking expertise and in Anne Arundel County. The Bank‘s impact continues to grow and with the acquired growth in the fourth quarter takes us to a significantly more relevant size given the ongoing consolidation in the banking industry. As always, we are grateful to all of our stakeholders for their hard work and support.”

The statements in this press release regarding the Bank’s strategy, the impact of its acquisition of NBRS and Mr. Morgan’s joining the Board and the signing of a lease for a new branch are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Nine months ended		Three months ended
(in thousands, except per share data.)	September 30,		September 30,
Operation Statement Data:	2014	2013	2014	2013
Interest income	16,154	12,805	$5,813	$4,655
Interest expense	1,731	1,381	648	497
Provision for credit losses	2,570	666	2,068	140
Noninterest income	4,857	962	2,175	319
Noninterest expense	14,803	9,508	4,961	3,707
Federal and state income tax expense (benefit)	668	808	75	223
Net income	$1,239	$1,404	$235	$407
Preferred Stock Dividends	94	134	31	31
Net income available to common shareholder	$1,145	$1,270	$204	$376

Per share data and shares outstanding:
Net income per common share, basic	$0.28	$0.31	$0.05	$0.09
Net income per common share, diluted	$0.28	$0.31	$0.05	$0.09
Book value per common share at period end	$9.13	$8.78	$9.13	$8.78
Average common shares outstanding	4,061,598	4,040,471	4,081,685	4,040,471
Shares outstanding at period end	4,140,189	4,040,471	4,140,189	4,040,471

Financial Condition data:
Total assets	$574,368	$466,918	$574,368	$466,918
Loans receivable (gross)	$461,232	$401,508	$461,232	$401,508
Allowance for credit losses	$(3,018)	$(3,145)	$(3,018)	$(3,145)
Other interest-earning assets	$66,091	$39,101	$66,091	$39,101
Total deposits	$451,910	$359,888	$451,910	$359,888
Borrowings	$70,956	$57,934	$70,956	$57,934
Total stockholders’ equity	$50,379	$48,036	$50,379	$48,036
Common equity	$37,817	$35,474	$37,817	$35,474

Average assets	516,944	409,813	543,905	438,795
Average stockholders' equity	49,257	47,500	49,803	48,001
Average common stockholders' equity	36,695	34,938	37,241	35,439

Selected performance ratios:
Return on average assets	0.32%	0.46%	0.17%	0.37%
Return on average common equity	4.51%	5.37%	2.50%	4.56%
Net interest margin(1)	3.97%	3.98%	4.01%	4.00%
Efficiency ratio(2)	76.78%	76.76%	67.60%	82.80%

Asset quality ratios:
Nonperforming loans to gross loans	0.48%	0.84%	0.48%	0.84%
Allowance for credit losses to loans	0.65%	0.78%	0.65%	0.78%
Allowance for credit losses to nonperforming loans	137.45%	92.96%	137.45%	92.96%
Nonperforming assets to loans and other real estate	1.01%	1.51%	1.01%	1.51%
Nonperforming assets to total assets	0.81%	1.31%	0.81%	1.31%

Capital ratios:
Leverage ratio	9.09%	10.86%	9.09%	10.86%
Tier I risk-based capital ratio	10.08%	11.55%	10.08%	11.55%
Total risk-based capital ratio	10.69%	12.31%	10.69%	12.31%
Average equity to average assets	9.53%	11.59%	9.16%	10.94%

(1)	Net interest margin is net interest income divided by average earning assets.
(2)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer, 410-750-0020